Exhibit 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Leslie Braun
847-597-9328
lbraun@pregis.com
PREGIS ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS
Deerfield, IL, November 13, 2008 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its financial results for the third quarter of 2008.
The Company’s net sales in the third quarter were $265.2 million, an increase of 8.2% over net sales of $245.2 million in the third quarter of 2007. Excluding the impact of favorable foreign currency translation and sales from an acquisition made in the fourth quarter of 2007, the quarter’s net sales increased 2.5% compared to the prior year quarter.
Gross profit margin, as a percent of net sales, was 22.4% in the third quarter of 2008, compared to 23.1% in the third quarter of 2007. The decline in gross margin was primarily due to significantly increased costs of resin, fuel and other raw materials in the 2008 period. According to the CMAI indices, resin costs in the U.S. and Europe increased approximately 31% and 17%, respectively, in the third quarter of 2008 compared to the third quarter of 2007. The third quarter gross margin percentage improved 100-basis points compared to the gross profit margin of 21.4% in the second quarter of 2008, reflecting the impact of selling price increases implemented during the quarter as well as the impact of continued cost reduction initiatives.
For the third quarter of 2008, operating income was $10.1 million compared to $10.4 million in the third quarter of 2007, with the reduction driven primarily by pre-tax severance charges totaling $5.2 million relating to the Company’s various productivity and cost reduction programs. The third quarter pre-tax severance charges include $3.9 million relating to the Eerbeek, Netherlands plant closure previously announced.
Commenting on the Company’s results for the third quarter, Mike McDonnell, President and Chief Executive Officer, stated, “Overall, we are pleased with the results we achieved in the third quarter. We made good progress with our pricing actions in the quarter; however, we have yet to recover the significantly higher raw material costs absorbed in the first half of the year. Even as market conditions become more difficult, we will maintain our commitment to pricing discipline.”

Mr. McDonnell continued, “We also remain committed to improving our profitability through aggressive productivity and cost reduction initiatives. During the third quarter, through the significant efforts of our Pregis management and employees, we realized savings of close to $5 million from these programs. Given the very weak general economic conditions within which we are currently operating, including the possibility of a recession in the U.S. and further worldwide economic slowdown, we expect the next few quarters to be challenging. As a result, we are diligently working to identify additional cost reduction opportunities to help mitigate the impact of the weakened economic environment and drive long-term sustainable profit growth.”
For the nine months ended September 30, 2008, net sales grew to $799.7 million, higher by 10.2% compared to net sales of $725.7 million for the comparable 2007 period. Excluding the impact of favorable foreign currency translation and sales from two acquisitions made in the second half of 2007, net sales for the nine months of 2008 were relatively flat compared to the prior year period. Gross profit margin percentage declined to 21.9% for the 2008 nine month period compared to 24.6% for the 2007 period, primarily due to increased costs of resin, fuel and other raw materials, partially offset by the impact from the Company’s cost reduction initiatives.
For the nine month period, operating income was $25.6 million compared to $41.1 million for same period of 2007, with the reduction driven primarily by higher raw material costs as well as pre-tax severance charges totaling $7.8 million relating to its productivity and cost reduction initiatives. The Company expects to incur additional restructuring charges of approximately $3.3 million over the remainder of 2008 and through the first half of 2009 to complete implementation of these initiatives. Combined with the overhead optimization efforts started at the end of 2007, these programs are currently expected to generate annual savings in excess of $25 million.
Segment Performance
Comments on segment net sales performance for the third quarter of 2008 are as follows:
•	Net sales of the protective packaging segment increased by $13.9 million, or 8.8%. The 2008 third quarter sales growth was driven by favorable foreign currency translation, as well as the incremental sales generated by the Besin entity acquired in the fourth quarter of 2007. The segment also achieved pricing improvement in its U.S. and European operations, which more than offset the volume declines attributed to the weakened economic conditions in these markets. Excluding the impacts of favorable foreign currency effects and revenue growth from acquisitions, net sales for the segment increased 2.6%.

•	Net sales of the flexible packaging segment increased $4.2 million, or 9.4%. The increase was driven by favorable foreign currency translation and favorable pricing, partially offset by lower volumes due mainly to weaker economic conditions in Germany, the segment’s principal market. Excluding the impact of favorable foreign currency, the segment’s 2008 third quarter net sales were relatively flat compared to the prior year period.

•	Net sales of the hospital supplies segment increased $2.0 million, or 10.5%, driven by growth in procedure packs as well as the segment’s geographic expansion efforts, partially offset by price erosion resulting from the competitive market environment. Excluding the impact of favorable foreign currency, the segment’s 2008 third quarter net sales were relatively flat compared to the prior year period.

•	Net sales of the rigid packaging segment decreased nominally by $0.1 million. Excluding the impact of unfavorable foreign currency effects in the quarter, net sales for the segment increased 6.1% in the quarter, due mainly to higher sales volume of films and thermoformed products, partially offset by price erosion resulting from the competitive market environment.
A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.
Conference Call:
The Company will conduct an investor conference call to review its 2008 third quarter results on Friday, November 14, 2008 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 800-591-6942; International: 617-614-4909; Participant Passcode: 68623125. A replay of the conference call will be available through November 28, 2008. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 92661107.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 47 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s filings with the Securities & Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands, except shares and per share data)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$30,038	$34,989
Accounts receivable
Trade, net of allowances of $5,366 and $5,313, respectively	157,467	148,045
Other	12,756	18,532
Inventories, net	114,546	108,914
Deferred income taxes	2,971	2,991
Due from Pactiv	607	7,072
Prepayments and other current assets	9,073	9,187

Total current assets	327,458	329,730
Property, plant and equipment, net	257,777	277,398
Other assets
Goodwill	148,414	150,000
Intangible assets, net	43,592	47,910
Deferred financing costs, net	8,328	10,080
Due from Pactiv, long-term	13,208	12,229
Pension and related assets	25,155	25,659
Other	431	2,313

Total other assets	239,128	248,191

Total assets	$824,363	$855,319

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$2,125	$2,120
Accounts payable	104,326	100,326
Accrued income taxes	7,880	13,900
Accrued payroll and benefits	16,953	19,814
Accrued interest	11,437	6,775
Other	25,462	22,436

Total current liabilities	168,183	165,371

Long-term debt	465,804	475,604
Deferred income taxes	32,342	34,589
Long-term income tax liabilities	10,780	9,585
Pension and related liabilities	8,658	9,389
Other	7,006	7,124
Stockholder’s equity:
Common stock — $ 0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Additional paid-in capital	150,337	149,659
Accumulated deficit	(37,391)	(16,588)
Accumulated other comprehensive income	18,644	20,586

Total stockholder’s equity	131,590	153,657

Total liabilities and stockholder’s equity	$824,363	$855,319

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$265,188	$245,163	$799,726	$725,710

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	205,673	188,426	624,443	547,258
Selling, general and administrative	31,232	32,793	100,407	97,489
Depreciation and amortization	13,584	14,242	40,734	40,736
Other operating expense (income), net	4,601	(656)	8,500	(840)

Total operating costs and expenses	255,090	234,805	774,084	684,643

Operating income	10,098	10,358	25,642	41,067
Interest expense	13,392	11,656	37,293	34,777
Interest income	(92)	(465)	(518)	(897)
Foreign exchange loss (gain), net	9,562	(1,805)	6,641	(3,527)

Income (loss) before income taxes	(12,764)	972	(17,774)	10,714
Income tax expense (benefit)	(802)	1,535	3,029	8,204

Net income (loss)	$(11,962)	$(563)	$(20,803)	$2,510

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net income (loss)	$(20,803)	$2,510
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	40,734	40,736
Deferred income taxes	(1,419)	713
Unrealized foreign exchange loss (gain)	6,814	(3,254)
Amortization of deferred financing costs	1,781	1,636
Loss (gain) on disposal of property, plant and equipment	(246)	(51)
Stock compensation expense	678	334
Impairment of interest rate swap asset	1,299	—
Gain on insurance settlement	—	(884)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and other receivables, net	(12,024)	(14,384)
Due from Pactiv	6,630	9,202
Inventories, net	(9,738)	(14,249)
Prepayments and other current assets	(143)	1,381
Accounts payable	7,568	15,336
Accrued taxes	(4,778)	(1,551)
Accrued interest	4,577	5,011
Other current liabilities	1,871	1,027
Pension and related assets and liabilities, net	(2,815)	(153)
Other, net	177	(2,994)

Cash provided by operating activities	20,163	40,366

Investing activities
Capital expenditures	(25,270)	(23,162)
Proceeds from sale of assets	1,042	382
Acquisition of business, net of cash acquired	—	(8,898)
Insurance proceeds	1,868	884
Other, net	(593)	(35)

Cash used in investing activities	(22,953)	(30,829)

Financing activities
Repayment of long-term debt	(1,435)	(1,360)
Other, net	62	300

Cash used in financing activities	(1,373)	(1,060)
Effect of exchange rate changes on cash and cash equivalents	(788)	2,748

Increase (decrease) in cash and cash equivalents	(4,951)	11,225
Cash and cash equivalents, beginning of period	34,989	45,667

Cash and cash equivalents, end of period	$30,038	$56,892

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

	Twelve Months Ended September 30,
(dollars in thousands)	2008	2007

Net loss of Pregis Holding II Corporation	$(28,092)	$(3,553)
Interest expense, net of interest income	48,300	44,818
Income tax expense	2,533	11,801
Depreciation and amortization	55,797	54,717

EBITDA	78,538	107,783

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	7,846	(6,109)
Non-cash stock based compensation expense	902	269
Non-cash asset impairment charge	403	—
Other non-cash expenses, primarily fixed asset disposals and write-offs	427	—
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	12,409	5,051
Nonrecurring charges related to acquisitions and dispositions	4,512	3,044
Other unusual or nonrecurring gains or losses	123	792
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,834	1,802
Pro forma earnings and costs savings	454	1,480

Adjusted EBITDA (“Consolidated Cash Flow”)	$107,448	$114,112

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures.

Pregis Holding II Corporation
Third Quarter 2008
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended September 30,			Nine Months Ended September 30,
(dollars in millions)	2008	2007	Change	2008	2007	Change

Net sales	$265.2	$245.2	$20.0	$799.7	$725.7	$74.0
Cost of sales, excluding depreciation and amortization	(205.7)	(188.5)	(17.2)	(624.4)	(547.3)	(77.1)

Gross margin	$59.5	$56.7	$2.8	$175.3	$178.4	$(3.1)

Gross margin, as a percent of net sales	22.4%	23.1%	(0.7)%	21.9%	24.6%	(2.7)%

Net Sales Analysis by Segment

					Change Attributable to the Following Factors
	Three Months Ended September 30,				Price /			Currency
(dollars in millions)	2008	2007	$ Change	% Change	Mix	Volume	Acquisitions	Translation

Segment:
Protective Packaging	$172.1	$158.2	$13.9	8.8%	5.5%	(2.9)%	3.9%	2.3%
Flexible Packaging	48.9	44.7	4.2	9.4%	3.7%	(3.0)%	—	8.7%
Hospital Supplies	20.7	18.7	2.0	10.5%	(1.4)%	2.2%	—	9.7%
Rigid Packaging	25.2	25.3	(0.1)	(0.6)%	(1.8)%	7.9%	—	(6.7)%
Intersegment eliminations	(1.7)	(1.7)	—

Total	$265.2	$245.2	$20.0	8.2%	3.9%	(1.4)%	2.5%	3.2%

					Change Attributable to the Following Factors
	Nine Months Ended September 30,				Price /			Currency
(dollars in millions)	2008	2007	$ Change	% Change	Mix	Volume	Acquisitions	Translation

Segment:
Protective Packaging	$520.3	$469.7	$50.6	10.8%	2.1%	(1.0)%	5.4%	4.3%
Flexible Packaging	148.0	131.3	16.7	12.8%	1.2%	(0.6)%	—	12.2%
Hospital Supplies	63.5	55.9	7.6	13.6%	(2.4)%	2.6%	—	13.4%
Rigid Packaging	72.7	72.4	0.3	0.5%	(1.0)%	3.7%	—	(2.2)%
Intersegment eliminations	(4.8)	(3.6)	(1.2)

Total	$799.7	$725.7	$74.0	10.2%	1.3%	(0.5)%	3.5%	5.9%